SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C.  20549

           __________________________________

                        FORM 8-K
           __________________________________

                     CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the
             Securities Exchange Act of 1934

             Date of Report:  March 23, 2000
Date of Event (or earliest event) being reported:  March 23, 2000

                IPALCO ENTERPRISES, INC.
 (Exact name of registrant as specified in its charter)


         Indiana              1-8644             35-1575582
(State or other jurisdiction  (Commission        (IRS Employer
     of incorporation)         File Number)      Identification No.)


    One Monument Circle, Indianapolis, Indiana  46204
  (Address of principal executive offices)  (Zip Code)


   Registrant's telephone number, including area code: (317) 261-8261

Item 5.  Other Event

As disclosed in the press release, IPALCO Enterprises, Inc announced an agreement for the sale of certain assets
(the "Assets") to Citizens Gas & Coke Utility.  The
Assets include the Perry K Steam Plant and downtown steam distribution system (Steam) operated by Indianapolis
Power & Light Company; the central city chilled water cooling and distribution system owned by Mid-America
Energy Resources, Inc. (MAER), and the chilled water cooling system owned by Indianapolis Campus Energy, Inc.
(ICE).

The anticipated selling price of the Assets is $161.7 million. Cash taxes on the transaction are estimated to be $23.0 million. The net book value of the Assets is approximately $140.0 million. The 1999 EBITDA (earnings before interest, taxes, depreciation and amortization) and net income of these entities (Steam, MAER, ICE) were $18.7 million and $3.0 million, respectively.

Approximately $90 million of the net proceeds will be used to retire debt specifically assignable to the Assets.

The sale is subject to certain government approvals and the satisfaction of certain conditions precedent in the agreement.



For Immediate Release            Laura Musall, Citizens Gas,  317-927-4718
March 23, 2000                   Marni Lemons, IPALCO, 317-261-8219
                                 Tracy J. Venable, IPALCO,  317-261-8259


 Citizens Gas Plans to Purchase IPALCO's Steam, Chilled
                      Water Systems


INDIANAPOLIS - Officials at Citizens Gas & Coke Utility and IPALCO Enterprises, Inc. (NYSE:IPL) have signed an agreement for Citizens to purchase the thermal energy systems owned by three IPALCO subsidiaries. The proposed purchases by Citizens include the Perry K Steam Plant and downtown steam distribution system, operated by Indianapolis Power & Light Company; the central city chilled water cooling and distribution system owned by Mid-America Energy Resources, Inc. and the chilled water cooling services provided to Eli Lilly & Company by Indianapolis Campus Energy.

"Citizens Gas is excited about retaining local ownership of these valuable community assets," said David N.
Griffiths, President and CEO. "Since we have considerable experience in related energy supply and distribution services, steam and chilled water customers will continue to receive quality service and competitive prices under our ownership."

                         (More)

These assets will allow Citizens to offer a broader range of services. The steam and chilled water operations complement other Citizens Gas operations. The steam distribution operation already uses substantial volumes of manufactured gas produced at Citizens' Prospect Street plant.

The sale of these systems will allow IPALCO and Indianapolis Power & Light Company to focus on IPL's primary business of delivering reliable and competitively priced electricity to more than 430,000 central Indiana customers.

"IPALCO is extremely proud of IPL's steam system and of the thermal energy system developed under the Mid-America banner," said John R. Hodowal, IPALCO Chairman. "As
IPALCO enters a new era of heightened electric competition, we believe that the sale of these steam and chilled water operations is the correct step to take. And we are confident that these businesses will continue to operate very professionally under Citizens' ownership."

The acquisition will not adversely affect rates for customers of either the steam or chilled water services or Citizens Gas' 258,000 existing customers.

There will be no layoffs at the IPL or Mid-America facilities as a result of the change in ownership. IPL steam employees will continue to be employed by IPL and eventually transferred to other IPL facilities. Or, they may voluntarily accept employment which may be offered by Citizens. The employees of Mid-America Energy Resources will become employees of Citizens at the close of the transaction.

Citizens will acquire the properties for $162 million.
The City-County Council must approve the transaction through an ordinance signed by the Mayor. The Indiana
Utility Regulatory Commission will be asked to approve
IPL's sale of the district steam system.

Citizens Gas & Coke Utility is a Public Charitable Trust that provides safe, reliable and low-cost natural gas to 258,000 industrial, commercial and residential customers in Marion County.

IPALCO Enterprises, Inc. is a multi-state energy company providing a variety of energy products and services. Its primary subsidiary, Indianapolis Power & Light Company, provides retail electric service to approximately 430,000 commercial, residential and industrial customers in Indianapolis and portions of other central Indiana counties.

News releases and other information about Citizens Gas and IPALCO can be found on the World Wide Web at www.citizensgas.com and www.ipalco.com.

                          # # #

                        SIGNATURE

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2000

                         IPALCO ENTERPRISES, INC.


                         By   /s/ John R. Brehm
                              Name:     John R. Brehm
                              Title:    Vice President and Treasurer